                                                     Registration No. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                     --------------------------------------

                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                     --------------------------------------

                        CINCINNATI FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                     OHIO                         31-0746871
         (State of Incorporation)   (I.R.S. Employer Identification No.)

                          Cincinnati Financial Center
                              6200 S. Gilmore Road
                             Fairfield, Ohio 45014
                    (Address of Principal Executive Offices)

                                P. O. Box 145496
                           Cincinnati, Ohio 45250-5496
                                (Mailing Address)

                     --------------------------------------

                        CINCINNATI FINANCIAL CORPORATION

                     2003 NON-EMPLOYEE DIRECTORS' STOCK PLAN
                            (Full Title of the Plan)
                     --------------------------------------

                               KENNETH W. STECHER
                              Senior Vice President
                              6200 S. Gilmore Road
                              Fairfield, Ohio 45014
                     (Name and address of agent for service)

          Agent's telephone number, including area code: (513) 870-2000


                     --------------------------------------

                         CALCULATION OF REGISTRATION FEE



======================================================================================================
Title of                Amount           Proposed           Proposed              Amount of
Securities              to be            maximum            maximum               Registration
to be                   Registered       offering           aggregate             Fee
Registered                               price per          offering
                                         share (1)          price (1)
------------------------------------------------------------------------------------------------------
Common Stock
par value $2
per share,
to be issued
pursuant to
the
Cincinnati
Financial               100,000          $35.085           $3,508,500              $283.84
Corporation             shares
2003 Non-
Employee
Directors'
Stock Plan
======================================================================================================

(1) The per share offering price shown is estimated for purposes of determining the registration fee pursuant to Rule 457(c) and (h(1)) and is equal to the average of the high and low prices of the issuer's shares on the NASDAQ National Market System on February 26, 2003.


                                     PART I

Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registered Statement.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE


The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

        (b) The Quarterly Reports of the Company on Form 10-Q for the

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

        quarters ending March 31, 2002, June 30, 2002 and September 30, 2002; the definitive Proxy Statement dated March 8, 2002, with regard to its Annual Meeting of Shareholders on April 6, 2002.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

The consolidated financial statements and the related financial statement schedules incorporated in this Registration Statement by reference from the Company's Annual report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


ITEM 4. DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $2.00 per share. The holders of Common Stock have equal rights to participate in dividends, and in case of any distribution of assets, the holders of Common Stock share pro rata in the distribution of all assets of the Company remaining after payment of creditors. The holders of Common Stock do not have conversion or preemptive rights and the Common Stock is not subject to redemption. The shares of Common Stock issuable from time to time will be, when issued and delivered as contemplated by the Company's 2003 Non-Employee Directors' Stock Plan, fully paid and non-assessable. The Company acts as transfer agent for its own stock.

Each share of Common Stock entitles the holder thereof to one vote in elections of Directors and all other matters submitted to a vote of the shareholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding Common Stock voting for the election of Directors can elect all Directors then being elected. The Amended Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes which shall be as nearly equal in number as possible, with the Directors of each class holding office for staggered terms of 3 years each. As a result, a shareholder or group of shareholders possessing a majority of the voting power of the Company would not be able to replace a majority of the Directors in any one year, since only one-third of the Directors stand for election each year. It should be noted that one result of this provision is that it takes longer for

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

shareholders to change a majority of the Board of Directors, even if they feel such a change is desirable.

The Amended Articles of Incorporation of the Company provide that certain mergers, consolidations, sales, or other dispositions of assets with any party which is the beneficial owner of more than 10% of the outstanding shares of the Company may only be accomplished with the approval of the holders of 75% of the outstanding shares of the Company, unless the proposed transaction falls within certain exemptions. The purpose of the provision is to discourage attempts by other companies or groups to acquire control of the Company without adequate discussions with management, on behalf of the Company's shareholders; otherwise, a tender offer or merger might have the effect of forcing some of the shareholders of the Company to sell their shares at a lower price than that received by other shareholders. The provision would make it more difficult for another company or group to effect such a tender offer or merger and may, therefore, discourage any attempt to do so.

        As an Ohio corporation, the Company is subject to the provisions of Chapter 1704 of the Ohio Revised Code which prohibit a "Chapter 1704 transaction" between an Ohio corporation such as the Company and any person with the right to exercise 10% or more of the voting power of such corporation. A Chapter 1704 transaction is defined to include any merger, combination or consolidation or any majority share acquisition and any of certain other sales, leases, distributions, dividends, exchanges, mortgages, pledges, transfers or other dispositions of assets between the corporation and any such 10% shareholder. Such prohibition lasts for 3 years following the date on which such person first became a 10% shareholder unless, prior to the time such person first became a 10% shareholder, the board of directors of the corporation approved either the Chapter 1704 transaction in question or the purchase of shares which resulted in such person first becoming a 10% shareholder. After the initial three-year moratorium, Chapter 1704 continues to prohibit such a Chapter 1704 transaction unless one of the above exceptions is available or the holders of at least 66-2/3% of the voting shares and of at least a majority of the voting shares not beneficially owned by the 10% shareholder approve the Chapter 1704 transaction, or the Chapter 1704 transaction meets certain statutory criteria designed to ensure that the corporation's remaining shareholders receive fair consideration for their shares.

Ohio law as applied to the Company also provides that any "control share acquisition" may be made only with the prior authorization of shareholders. A "control share acquisition" is any acquisition, whether by tender offer, open market purchase, privately negotiated transaction, or otherwise, of shares of the Company, which when added to all other shares of the Company owned or controlled by the acquiror, would entitle the acquiror directly or indirectly, alone or with others, to exercise or direct the exercise of voting power of the Company in the election of directors within any of the following ranges: one-fifth or more but less than one-third; one-third or more but less than a majority; and a majority or more. The effect of this law is generally to prevent a person from acquiring control without prior shareholder approval. Approvals are required by the affirmative vote of (i) a majority of the voting power of the Company represented at such meeting in person or by proxy; and (ii) a majority of the voting power excluding shares which may be voted by the acquiring person, any officer of the Company elected or appointed by the Board of Directors, or any employee of the Company who is also a director.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not Applicable


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at its request as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person is determined under the procedure described in the Section to have (a) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and (b) had no reasonable cause to believe the conduct was unlawful in the case of any criminal action or proceeding. However, with respect to expenses actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification is to be made (i) in respect of any claim, issue, or matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, it is determined by the court upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, or (ii) in respect of any action or suit in which the only liability asserted against a director is in connection with the alleged making of an unlawful loan, dividend or distribution of corporate assets. The Section also provides that such person shall be indemnified against expenses actually and reasonably incurred by the person to the extent successful in defense of the actions referred to above, or in defense of any claim, issue, or matter therein.

The Company's Amended Articles of Incorporation provide for the indemnification of officers and directors of the Company to the fullest extent permitted by law. The above is a general summary of certain provisions of the Ohio Revised Code and is subject in all cases to the specific provisions thereof.

The Company maintains an insurance policy covering its directors and officers against certain civil liabilities, including liabilities under the Securities Act of 1933.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable


ITEM 8. EXHIBITS

The following exhibits are included in this Registration Statement on Form S-8.

        (4) Cincinnati Financial Corporation 2003 Non-Employee Directors' Stock Plan

        (5)           Opinion re Legality

        (23)   (a)    Independent Auditors' Consent

        (23)   (b)    Consent of Attorneys (included in Exhibit 5)

ITEM 9. UNDERTAKINGS

The undersigned issuer hereby undertakes: (1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the issuer's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new

Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification (except insofar as it provides for the payment by the Company of expenses incurred or paid by a director or officer in the successful defense of an action, suit or proceeding) is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 26th day of February, 2003.

                                            CINCINNATI FINANCIAL CORPORATION



                                            By /s/ John J. Schiff, Jr.
                                               --------------------------------
                                               John J. Schiff, Jr.
                                               Chief Executive Officer


Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        CINCINNATI FINANCIAL CORPORATION

     Signature                                  Title                          Date
     ---------                                  -----                          ----
/s/ John J. Schiff, Jr.                 Chief Executive Officer         February 26, 2003
-----------------------                 Director (Principal
John J. Schiff, Jr.                     Executive Officer)


/s/ Kenneth W. Stecher                  Senior Vice President and       February 26, 2003
-----------------------                 Chief Financial Officer
Kenneth W. Stecher                      (Principal Financial and
                                        Accounting Officer)

/s/ William F. Bahl                     Director                        February 26, 2003
-----------------------
William F. Bahl

/s/ James E. Benoski                    Director                        February 26, 2003
-----------------------
James E. Benoski

                                        Director                        February __, 2003
-----------------------
Michael Brown

                                        Director                        February __, 2003
-----------------------
John E. Field


/s/ Kenneth C. Lichtendahl              Director                        February 26, 2003
-----------------------
Kenneth C. Lichtendahl

                                        Director                        February __, 2003
-----------------------
W. Rodney McMullen

/s/ Gretchen W. Price                   Director                        February 26, 2003
-----------------------
Gretchen W. Price

                                        Director                        February __, 2003
-----------------------
Robert C. Schiff

/s/ Thomas R. Schiff                    Director                        February 26, 2003
-----------------------
Thomas R. Schiff

                                        Director                        February __, 2003
-----------------------
Frank J. Schultheis

/s/ John M. Shepherd                    Director                        February 26, 2003
-----------------------
John M. Shepherd

                                        Director                        February __, 2003
-----------------------
Larry R. Webb

                                        Director                        February __, 2003
-----------------------
Alan R. Weiler

/s/ E. Anthony Woods                    Director                        February 26, 2003
-----------------------
E. Anthony Woods

                                INDEX TO EXHIBITS
                                -----------------


EXHIBIT NO.                  DESCRIPTION                                PAGE
-----------                  -----------                                ----
 4                           Cincinnati Financial Corporation
                             2003 Non-Employee Directors'
                             Stock Plan                                  11

 5, 23(b)                    Opinion of Beckman, Weil, Shepardson
                             and Faller LLC                              14

  23(a)                      Consent of Deloitte & Touche LLP
                             Independent Auditors                        15








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